Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

VAXIMM AG

(as Seller) and

OSR HOLDINGS, INC.

(as Buyer)

Dated: May 27, 2026

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 27, 2026 (the “Effective Date”), is entered into by and between:

(1)	VAXIMM AG, a company incorporated under the laws of Switzerland, having its registered office at Hochbergerstrasse 60c, 4057 Basel, Switzerland (“Seller”); and

(2)	OSR HOLDINGS, INC., a company incorporated under the laws of the State of Delaware, United States of America, having its principal office at 10900 NE 4th Street, Suite 2300, Bellevue, WA 98004, U.S.A. (“Buyer”).

The Seller and the Buyer are hereinafter referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, the Seller is a Swiss clinical-stage biopharmaceutical company that has developed certain proprietary immunotherapy technology, including intellectual property relating to VXM01 (anti-VEGFR2 oral T-cell vaccine) and related pipeline assets;

WHEREAS, the Buyer is the parent of OSR Holdings Co., Ltd. (“OSRK”), a wholly-owning parent of the Seller, and therefore the Seller is an affiliate of the Buyer by virtue of the Buyer’s controlling ownership interest in OSRK, the 100% shareholder of the Seller;

WHEREAS, the Parties have entered into a Global Exclusive License Agreement dated April 29, 2026 (the “License Agreement”) pursuant to which the Seller has granted to Buyer’s affiliate, BCM Europe AG (“BCME”), an exclusive global license to develop, manufacture, and commercialize products based on the Purchased Assets (as defined herein);

WHEREAS, the Parties intend for the Buyer to acquire outright ownership of the Purchased Assets from the Seller, such that the Buyer shall become the direct holder of the Purchased Assets and the direct beneficiary of any future milestone and royalty payments arising therefrom, thereby avoiding potential transfer pricing and tax complications in Switzerland that would otherwise arise if such economic benefits remained with the Seller;

WHEREAS, in light of the affiliated nature of the Parties and the underlying purpose of this transaction as a restructuring of intra-group IP ownership to avoid transfer pricing complications that would arise in Switzerland only upon the Buyer’s actual receipt of revenues derived from the Purchased Assets, the Parties agree that the full Purchase Price shall be due and payable upon the occurrence of the First Milestone Payment Trigger under the License Agreement, with the Buyer having the right (but not the obligation) to make voluntary Partial Payments prior to such date;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the License Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Assigned Contracts” means all agreements, contracts, and arrangements listed in Schedule 2 to which the Seller is a party and which relate exclusively or primarily to the Purchased Assets, including without limitation sponsored research agreements, material transfer agreements, clinical trial agreements, and collaboration agreements to the extent transferable.

“Business Day” means any day other than a Saturday, Sunday, or public holiday in Switzerland or the United States on which commercial banks in Basel, Switzerland, and Bellevue, Washington, U.S.A., are open for ordinary banking business.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Default Notice” has the meaning set forth in Section 5.3.

“Encumbrance” means any mortgage, charge, pledge, lien, option, right of pre-emption, assignment by way of security, retention of title, trust arrangement, or other security interest or encumbrance of any nature whatsoever, or any agreement to create any of the same.

“First Milestone Payment Trigger” means the event giving rise to the first milestone payment obligation under the License Agreement, being the completion of a Phase 2 clinical study of VXM01 in either glioblastoma (GBM) or pancreatic ductal adenocarcinoma (PDAC), as more particularly described in the License Agreement.

“Governmental Authority” means any national, federal, state, provincial, cantonal, municipal, or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator, or arbitral body.

“Full Payment Due Date” means the date on which the First Milestone Payment Trigger occurs (or, if such date is not a Business Day, the next succeeding Business Day), on which date the full outstanding balance of the Purchase Price (i.e., the full USD 30,000,000 less the aggregate of all Partial Payments previously received by the Seller) shall become due and payable in accordance with Section 5.2.

“Intellectual Property Rights” means all intellectual property rights anywhere in the world, whether registered or unregistered, including: (a) patents, utility models, and rights in inventions; (b) trademarks, service marks, trade names, business names, and domain names; (c) copyright and related rights; (d) rights in designs; (e) rights in know-how, trade secrets, and confidential information; and (f) all applications for and rights to apply for any of the foregoing, together with all rights to sue for past infringement thereof.

“Know-How” means all technical information, data, results, processes, methods, protocols, formulations, and other proprietary information that is owned by or licensed to the Seller and relates to the VXM01 IP Family, to the extent not published or in the public domain as of the Effective Date.

“License Agreement” has the meaning ascribed thereto in the Recitals.

“Payment Default” has the meaning set forth in Section 5.3.

“Partial Payment” means any voluntary payment made by the Buyer to the Seller on account of the Purchase Price at any time prior to the Full Payment Due Date, in accordance with Section 5.2. All Partial Payments shall be tallied and accumulated, and shall reduce the outstanding balance of the Purchase Price accordingly.

“Person” means any natural person, corporation, company, partnership, limited liability company, joint venture, trust, estate, association, Governmental Authority, or other entity.

“Purchase Price” has the meaning set forth in Section 5.1.

“Purchased Assets” means, collectively, all right, title, and interest of the Seller in and to the VXM01 IP Family and the Assigned Contracts, as more particularly described in Schedule 1 and Schedule 2, respectively.

“Regulatory Approvals” means all approvals, permits, registrations, authorizations, and clearances issued by any Governmental Authority required for the development, manufacture, or commercialization of VXM01 or any product based thereon, including investigational new drug applications, clinical trial authorizations, and marketing authorizations.

“VXM01 IP Family” means all Intellectual Property Rights owned by the Seller or in which the Seller has a licensable interest that relate to VXM01 (anti-VEGFR-2 oral T-cell vaccine) and its development, including, without limitation: (a) the patents and patent applications listed in Schedule 1; (b) all continuation, divisional, continuation-in-part, reissue, reexamination, and extension applications claiming priority thereto; (c) all Know-How; (d) all regulatory filings, Regulatory Approvals, and clinical data; (e) all laboratory notebooks, research materials, and biological materials; and (f) all goodwill associated with any of the foregoing.

2. SALE AND PURCHASE OF ASSETS

2.1	Sale and Purchase

Subject to the terms and conditions of this Agreement, at the Closing, the Seller hereby agrees to sell, transfer, convey, assign, and deliver to the Buyer, and the Buyer hereby agrees to purchase and accept from the Seller, free and clear of all Encumbrances, all of the Seller’s right, title, and interest in and to the Purchased Assets.

2.2	Excluded Assets

For the avoidance of doubt, the Purchased Assets shall not include: (a) any cash or cash equivalents of the Seller; (b) accounts receivable of the Seller arising prior to the Closing Date; (c) any corporate books, records, or organizational documents of the Seller; (d) any assets of the Seller unrelated to the VXM01 IP Family; or (e) any contracts or agreements that relate to the Seller’s business generally and are not exclusively related to the Purchased Assets.

2.3	Assumed Obligations

Effective upon the Closing, the Buyer shall assume and agrees to pay, perform, discharge, and be solely responsible for all obligations and liabilities arising under the Assigned Contracts from and after the Closing Date. Other than as set forth in this Section 2.3, the Buyer shall not assume and shall not be liable for any liabilities or obligations of the Seller of any kind or nature.

2.4	Consents and Approvals

To the extent that the assignment of any Assigned Contract requires the consent of a third party and such consent has not been obtained prior to the Closing, this Agreement shall not constitute or be deemed to constitute an assignment or an attempted assignment thereof until such consent is obtained. The Seller shall use commercially reasonable efforts to obtain all such consents prior to or as soon as practicable after the Closing.

3.	CLOSING

3.1	Closing Date

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of electronic documents on the date of a full payment of the First Milestone Payment, or such other date as the Parties may agree in writing (the “Closing Date”).

3.2	Seller’s Closing Deliverables

At the Closing, the Seller shall deliver or cause to be delivered to the Buyer each of the following:

(a)	an intellectual property assignment agreement in a form mutually agreed by the Parties, duly executed by the Seller, assigning to the Buyer all rights in the VXM01 IP Family (the “IP Assignment”);

(b)	an assignment and assumption agreement in respect of the Assigned Contracts, in a form mutually agreed by the Parties, duly executed by the Seller;

(c)	a bill of sale with respect to any tangible personal property included in the Purchased Assets, duly executed by the Seller;

(d)	copies of all consents, approvals, waivers, and authorizations required in connection with the Closing;

(e)	a complete and accurate copy of all Know-How in the Seller’s possession or control; and

(f)	such other instruments of transfer, assignment, assumption, and conveyance as the Buyer may reasonably request.

3.3	Buyer’s Closing Deliverables

At the Closing, the Buyer shall deliver or cause to be delivered to the Seller each of the following:

(a)	the assignment and assumption agreement referred to in Section 3.2(b), duly executed by the Buyer;

(b)	a written acknowledgment of receipt of the Purchased Assets; and

(c)	a written undertaking by the Buyer acknowledging the Purchase Price and its obligation to make payment thereof in accordance with Section 5.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Seller

The Seller represents and warrants to the Buyer as of the Effective Date and the Closing Date as follows:

(a)	Organization and Qualification. The Seller is a company duly incorporated, validly existing, and in good standing under the laws of Switzerland, with full corporate power and authority to conduct its business as currently conducted.

(b)	Authorization. The execution, delivery, and performance of this Agreement by the Seller have been duly authorized by all necessary corporate action. This Agreement constitutes a legal, valid, and binding obligation of the Seller, enforceable against it in accordance with its terms.

(c)	Title to Purchased Assets. The Seller owns and has the right to sell and transfer the Purchased Assets to the Buyer, free and clear of all Encumbrances. Upon the Closing, the Buyer will acquire good and valid title to the Purchased Assets, free and clear of all Encumbrances.

(d)	Intellectual Property. To the Seller’s knowledge, the VXM01 IP Family is valid and subsisting. The Seller has not received any written notice of any claim that any of the patents included in the VXM01 IP Family is invalid or unenforceable or that the development or commercialization of VXM01 infringes the intellectual property rights of any third party.

(e)	No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with or violate the organizational documents of the Seller; (ii) conflict with or violate any law or regulation applicable to the Seller; or (iii) result in any breach or violation of any material agreement to which the Seller is a party.

(f)	No Litigation. There is no pending or, to the Seller’s knowledge, threatened action, suit, proceeding, or investigation before any court or Governmental Authority that would materially and adversely affect the Purchased Assets or the ability of the Seller to consummate the transactions contemplated by this Agreement.

4.2	Representations and Warranties of the Buyer

The Buyer represents and warrants to the Seller as of the Effective Date and the Closing Date as follows:

(a)	Organization. The Buyer is a company duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, United States of America.

(b)	Authorization. The execution, delivery, and performance of this Agreement by the Buyer have been duly authorized by all necessary corporate action. This Agreement constitutes a legal, valid, and binding obligation of the Buyer, enforceable against it in accordance with its terms.

(c)	Financial Capacity. The Buyer has, or will have at the Full Payment Due Date, sufficient financial resources to pay the full outstanding balance of the Purchase Price when due, or the ability to obtain such resources through its parent company or other affiliated entities.

(d)	No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with any obligation of the Buyer.

5.	PURCHASE PRICE AND PAYMENT

5.1	Purchase Price

The aggregate consideration payable by the Buyer to the Seller for the Purchased Assets shall be thirty million United States dollars (USD 30,000,000) (the “Purchase Price”), payable in full on the Full Payment Due Date as set forth in Section 5.2, subject to reduction by any Partial Payments made prior thereto. The Parties acknowledge and agree that the Purchase Price reflects the fair market value of the Purchased Assets as determined by the Parties through arm’s length negotiation, consistent with transfer pricing principles applicable under Swiss law.

5.2	Payment; Partial Payments

(a)	Full Payment on Full Payment Due Date. The full outstanding balance of the Purchase Price (i.e., USD 30,000,000 less the aggregate amount of all Partial Payments, if any, previously received by the Seller) shall be due and payable in full on the Full Payment Due Date. The Parties acknowledge that the Swiss transfer pricing considerations underlying this Agreement are triggered only upon the Buyer’s actual receipt of revenues derived from the Purchased Assets, and accordingly there is no commercial or regulatory necessity to require payment prior to the Full Payment Due Date.

(b)	Partial Payments. Notwithstanding Section 5.2(a), the Buyer may, at its sole discretion, make one or more Partial Payments to the Seller at any time prior to the Full Payment Due Date. Each Partial Payment shall be made by wire transfer of immediately available funds to the bank account designated in Schedule 3. All Partial Payments shall be tallied and accumulated, shall be nonrefundable, and shall reduce, on a dollar-for-dollar basis, the outstanding balance of the Purchase Price remaining due on the Full Payment Due Date. The Seller shall provide the Buyer with a written acknowledgment of each Partial Payment received within five (5) Business Days of receipt, together with a statement of the then-outstanding balance of the Purchase Price.

(c)	Notification of First Milestone Payment Trigger. The Seller shall promptly notify the Buyer in writing upon becoming aware that the First Milestone Payment Trigger has occurred or is reasonably anticipated to occur within sixty (60) days, so that the Buyer has adequate advance notice to prepare for the Full Payment. Any payment due on the Full Payment Due Date shall be made by wire transfer of immediately available funds to the bank account designated in Schedule 3.

5.3	Payment Default; Good Faith Resolution

(a)	A “Payment Default” shall occur solely and exclusively if the Buyer fails to pay the full outstanding balance of the Purchase Price (i.e., USD 30,000,000 less the aggregate of all Partial Payments previously received by the Seller) on the Full Payment Due Date. For the avoidance of doubt, no failure or delay by the Buyer in making any Partial Payment prior to the Full Payment Due Date shall constitute a Payment Default or give rise to any remedy or claim by the Seller hereunder, it being the Parties’ express intention that the Buyer’s only mandatory payment obligation is the payment of the full outstanding balance on the Full Payment Due Date. Upon the occurrence of a Payment Default, the Seller may deliver written notice to the Buyer specifying the amount outstanding (a “Default Notice”).

(b)	The Parties acknowledge the affiliated relationship between the Seller and the Buyer and the underlying purpose of this Agreement as an intra-group restructuring of IP ownership to avoid transfer pricing complications in Switzerland. In recognition thereof, the Parties agree that any Payment Default shall be addressed through the following good faith resolution procedure:

(i)	within thirty (30) days of the Seller’s delivery of a Default Notice, the authorized senior representatives of both Parties shall meet (in person or by video conference) to discuss the Payment Default in good faith and to explore options for resolving the outstanding balance;

(ii)	the Parties shall use commercially reasonable efforts to negotiate and agree, within sixty (60) days of the Default Notice (the “Resolution Period”), a mutually acceptable written amendment to the payment terms of this Agreement, which may include, without limitation, an extension of the Full Payment Due Date, a revised payment schedule, or such other modifications as the Parties deem appropriate in the circumstances, taking into account their respective commercial interests and the ongoing parent-subsidiary relationship; and

(iii)	any agreed resolution shall be documented in a written amendment to this Agreement executed by duly authorized representatives of both Parties.

(c)	If the Parties are unable to reach agreement on a revised payment arrangement within the Resolution Period, the Seller may, in its sole discretion, pursue any remedy available to it at law or in equity; provided, however, that: (i) the Seller shall not seek to unwind the transfer of the Purchased Assets to the Buyer or take any action that would defeat the tax and transfer pricing objectives underlying this Agreement without first obtaining an independent legal opinion confirming that such unwinding would not itself create adverse tax or regulatory consequences for either Party; and (ii) the Parties shall, at the Seller’s election, submit any unresolved dispute to binding arbitration in accordance with Section 11.

(d)	For the avoidance of doubt, in no event shall any Payment Default (whether or not cured) affect the validity of the transfer of the Purchased Assets to the Buyer or the Buyer’s ownership rights therein upon Closing.

5.4	Taxes

Each Party shall be responsible for any taxes imposed on it by applicable law as a result of this transaction. The Parties shall cooperate in good faith to structure the transaction in a manner that minimizes any adverse tax consequences to either Party, and shall use commercially reasonable efforts to obtain any available exemptions from withholding or similar taxes. The Buyer shall be responsible for any stamp duty, transfer tax, or registration fees arising from the transfer of the Purchased Assets to the Buyer.

6.	INTELLECTUAL PROPERTY REGISTRATION AND MAINTENANCE

6.1	Recordal of Assignment

As soon as practicable following the Closing, the Buyer (or its designated agent) shall, at the Buyer’s expense, take all steps necessary to record the assignment of the VXM01 IP Family from the Seller to the Buyer with the relevant patent offices and intellectual property registries worldwide, including but not limited to the European Patent Office, the United States Patent and Trademark Office, and each national patent office in which any patent or patent application included in the VXM01 IP Family is pending or registered.

6.2	Maintenance Obligations

From and after the Closing Date, the Buyer shall be solely responsible for the prosecution, maintenance, and enforcement of all Intellectual Property Rights included in the VXM01 IP Family at the Buyer’s sole cost and expense. The Seller shall provide reasonable assistance to the Buyer in connection with any such activities, including the execution of any additional instruments or documents, at the Buyer’s reasonable request and cost.

6.3	Pre-Closing Maintenance

Prior to the Closing Date, the Seller shall maintain the Purchased Assets in good standing and shall not abandon, disclaim, or allow to lapse any patent, patent application, or registration included in the VXM01 IP Family without the prior written consent of the Buyer.

7.	COVENANTS

7.1	Pre-Closing Covenants of Seller

During the period from the Effective Date until the Closing Date, the Seller covenants that it shall: (a) not sell, transfer, assign, license (other than pursuant to the License Agreement), pledge, or otherwise dispose of or Encumber any of the Purchased Assets; (b) not amend or modify the License Agreement in any way that would materially adversely affect the Purchased Assets; (c) promptly notify the Buyer of any event or circumstance that would or could reasonably be expected to materially and adversely affect the Purchased Assets; and (d) use commercially reasonable efforts to preserve the goodwill and business relationships associated with the Purchased Assets.

7.2	Further Assurances

Each Party agrees to execute and deliver, at the reasonable request and expense of the requesting Party, such additional instruments, documents, and agreements, and to take such other actions as may be reasonably required to carry out the intent of this Agreement and consummate the transactions contemplated hereby.

7.3	Confidentiality

Each Party agrees to keep confidential the terms and conditions of this Agreement (other than the existence of the transaction). Notwithstanding the foregoing, either Party may disclose the terms of this Agreement: (a) to its professional advisors, auditors, and financiers who are bound by confidentiality obligations no less restrictive than those set out herein; (b) as required by applicable law or regulation or by the rules of any stock exchange on which such Party’s securities are listed; or (c) with the prior written consent of the other Party.

7.4	Cooperation on Tax Matters

The Parties shall cooperate in good faith with respect to any inquiry, audit, or proceeding by any Governmental Authority relating to the tax treatment of the transactions contemplated by this Agreement, including any Swiss Federal Tax Administration inquiry relating to transfer pricing. Each Party shall promptly notify the other of any such inquiry or proceeding and shall not settle or compromise any such matter without the other Party’s prior written consent (not to be unreasonably withheld, conditioned, or delayed).

8.	INDEMNIFICATION

8.1	Indemnification by the Seller

The Seller shall indemnify, defend, and hold harmless the Buyer and its directors, officers, employees, agents, and successors from and against any and all losses, liabilities, damages, costs, and expenses (including reasonable legal fees) arising out of or resulting from: (a) any breach of any representation, warranty, or covenant of the Seller contained in this Agreement; (b) any liability of the Seller relating to the Purchased Assets arising from events or circumstances occurring prior to the Closing Date; or (c) any failure by the Seller to perform its obligations under this Agreement.

8.2	Indemnification by the Buyer

The Buyer shall indemnify, defend, and hold harmless the Seller and its directors, officers, employees, agents, and successors from and against any and all losses, liabilities, damages, costs, and expenses (including reasonable legal fees) arising out of or resulting from: (a) any breach of any representation, warranty, or covenant of the Buyer contained in this Agreement; (b) any liability of the Buyer relating to the Purchased Assets arising from events or circumstances occurring on or after the Closing Date; or (c) any failure by the Buyer to perform the Assumed Obligations.

8.3	Indemnification Procedure

The Party seeking indemnification (the “Indemnified Party”) shall promptly notify the indemnifying party (the “Indemnifying Party”) in writing of any claim for which indemnification is sought. The Indemnifying Party shall have the right to assume control of the defense of any such claim with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall cooperate in good faith in the defense of any such claim and shall not settle any such claim without the prior written consent of the Indemnifying Party.

8.4	Limitations

Notwithstanding anything to the contrary in this Agreement: (a) neither Party’s aggregate liability under this Section 8 shall exceed the Purchase Price; and (b) neither Party shall be liable for any indirect, consequential, special, punitive, or exemplary damages, regardless of the form of action; provided that these limitations shall not apply in the case of fraud or willful misconduct.

9.	CONDITIONS TO CLOSING

9.1	Conditions to Each Party’s Obligations

The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by both Parties of the following conditions: (a) no Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any law, rule, regulation, order, or injunction that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement; and (b) no action, suit, or proceeding shall be pending before any Governmental Authority seeking to enjoin or restrain the consummation of the transactions contemplated hereby.

9.2	Conditions to Buyer’s Obligations

The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by the Buyer of the following additional conditions: (a) the representations and warranties of the Seller set forth in Section 4.1 shall be true and correct in all material respects as of the Closing Date; (b) the Seller shall have performed and complied in all material respects with each of its obligations and covenants required to be performed or complied with by it under this Agreement prior to or at the Closing; and (c) the Seller shall have delivered all items required under Section 3.2.

9.3	Conditions to Seller’s Obligations

The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by the Seller of the following additional conditions: (a) the representations and warranties of the Buyer set forth in Section 4.2 shall be true and correct in all material respects as of the Closing Date; (b) the Buyer shall have performed and complied in all material respects with each of its obligations and covenants required to be performed or complied with by it under this Agreement prior to or at the Closing; and (c) the Buyer shall have delivered all items required under Section 3.3.

10.	TERMINATION

10.1	Termination Prior to Closing

This Agreement may be terminated prior to the Closing: (a) by mutual written consent of the Parties; (b) by either Party, if the Closing has not occurred by December 31, 2027 (the “Termination Date”), provided that the right to terminate shall not be available to a Party whose breach of this Agreement has caused or materially contributed to the failure to close; or (c) by either Party, if any Governmental Authority has issued a final, non-appealable order permanently enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

10.2	Effect of Termination

In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall become null and void and of no further force or effect; provided that: (a) the obligations of confidentiality in Section 7.3 and the general provisions in Section 11 shall survive any termination; and (b) no termination shall relieve any Party of any liability for any breach of this Agreement occurring prior to such termination.

11.	GENERAL PROVISIONS

11.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without regard to its conflicts of law provisions.

11.2	Dispute Resolution

Any dispute, controversy, or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach, or termination thereof, shall be first submitted to senior management of both Parties for good faith negotiation for a period of thirty (30) days. If the dispute cannot be resolved by negotiation, it shall be finally resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Centre in force on the date on which the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three (3). The seat of arbitration shall be Zurich, Switzerland. The arbitral proceedings shall be conducted in the English language.

11.3	Notices

All notices, requests, demands, consents, and other communications required or permitted under this Agreement shall be in writing and shall be deemed duly given: (a) when delivered personally; (b) one (1) Business Day after being sent by internationally recognized overnight courier service; or (c) upon receipt of electronic confirmation when sent by email (with a copy sent by overnight courier), to the addresses set forth below or to such other address as a Party may designate by notice:

If to the Seller:

VAXIMM AG

Hochbergerstrasse 60c, 4057 Basel, Switzerland

Attention: Andreas Niethammer, CEO

Email: andreas.niethammer@vaximm.com

If to the Buyer:

OSR HOLDINGS, INC.

Attention: Yeiseok Kim, COO

Email: jessi.kim@osr-holdings.com

11.4	Entire Agreement; Amendments

This Agreement, together with the Schedules hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings, agreements, negotiations, representations, and warranties, whether written or oral, with respect thereto. No amendment, modification, or supplement to this Agreement shall be binding unless made in writing and duly executed by authorized representatives of both Parties.

11.5	Relationship with License Agreement

This Agreement is complementary to, and shall be read in conjunction with, the License Agreement. In the event of any conflict or inconsistency between this Agreement and the License Agreement with respect to the subject matter of this Agreement, the terms of this Agreement shall prevail. The Purchase Price obligations set forth herein are independent from, and in addition to, any obligations arising under the License Agreement.

11.6	Waiver

No failure or delay by either Party in exercising any right, power, or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

11.7	Severability

If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect under applicable law, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties to the greatest extent possible.

11.8	Assignment

Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may, without such consent, assign this Agreement to any Affiliate or in connection with a merger, acquisition, or sale of all or substantially all of its assets to which this Agreement relates.

11.9	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed valid and binding to the same extent as original signatures.

11.10	Language

This Agreement is made in the English language. In the event of any conflict between an English version and any translation of this Agreement, the English version shall prevail.

11.11	No Third Party Beneficiaries

This Agreement is for the sole benefit of the Parties hereto and their respective permitted successors and assigns. Nothing in this Agreement shall create or be deemed to create any rights in any Person not a party to this Agreement.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

VAXIMM AG		OSR HOLDINGS, INC.
(“Seller”)		(“Buyer”)

/s/ Andreas Niethammer		/s/ Yeiseok Kim
Signature		Signature

Name:	Andreas Niethammer	Name:	Yeiseok Kim
Title:	Chief Executive Officer	Title:	Chief Operating Officer
Date:	May 27, 2026	Date:	May 27, 2026

SCHEDULE 1

VXM01 IP FAMILY — PATENT SCHEDULE

The following patents and patent applications, together with all continuations, divisionals, continuationsin-part, reissues, reexaminations, extensions, and foreign equivalents thereof, form part of the VXM01 IP Family transferred pursuant to this Agreement:

Patent / Application No.	Title / Subject Matter	Territory	Expiry	Status
Family 1 — Manufacturing: WO 2013/091898
US 9,493,738	Method for Producing High Yield Attenuated Salmonella Strains	US	21/12/2032	Granted
EP 2,794,849	Method for Producing High Yield Attenuated Salmonella Strains	EP (BE, CH, DE, DK, ES, FR, GB, IE, IT, NL, PL, SE)	21/12/2032	Granted
JP 6,251,179	Method for Producing High Yield Attenuated Salmonella Strains	Japan	21/12/2032	Granted
KR 10-2015932	Method for Producing High Yield Attenuated Salmonella Strains	Korea	21/12/2032	Granted
CN 104066834	Method for Producing High Yield Attenuated Salmonella Strains	China	21/12/2032	Granted
AU 2012359166	Method for Producing High Yield Attenuated Salmonella Strains	Australia	21/12/2032	Granted
CA 2,853,656	Method for Producing High Yield Attenuated Salmonella Strains	Canada	21/12/2032	Granted
IN 313960	Method for Producing High Yield Attenuated Salmonella Strains	India	21/12/2032	Granted
ZA 2014/04501	Method for Producing High Yield Attenuated Salmonella Strains	South Africa	21/12/2032	Granted
Family 2 — VXM01 Dosing: WO 2014/005683
US 9,415,098	DNA Vaccine for Use in Pancreatic Cancer Patients	US	26/06/2033	Granted
US 10,293,037	DNA Vaccine for Use in Pancreatic Cancer Patients (CON)	US	26/06/2033	Granted
EP 2,869,836	DNA Vaccine for Use in Pancreatic Cancer Patients	EP (BE, CH, DE, DK, ES, FR, GB, IE, IT, NL, PL, SE)	26/06/2033	Granted
JP 6,325,534	DNA Vaccine for Use in Pancreatic Cancer Patients	Japan	26/06/2033	Granted
KR 10-2090612	DNA Vaccine for Use in Pancreatic Cancer Patients	Korea	26/06/2033	Granted
CN 104519908	DNA Vaccine for Use in Pancreatic Cancer Patients	China	26/06/2033	Granted
AU 2013286335	DNA Vaccine for Use in Pancreatic Cancer Patients	Australia	26/06/2033	Granted

Patent / Application No.	Title / Subject Matter	Territory	Expiry	Status
AU 2017258877	DNA Vaccine for Use in Pancreatic Cancer Patients (DIV)	Australia	26/06/2033	Granted
CA 2,877,938	DNA Vaccine for Use in Pancreatic Cancer Patients	Canada	26/06/2033	Granted
IN 180/DELNP/2015	DNA Vaccine for Use in Pancreatic Cancer Patients	India	26/06/2033	Granted
ZA 2014/09156	DNA Vaccine for Use in Pancreatic Cancer Patients	South Africa	26/06/2033	Granted
Family 5 — VXM01 Combination Therapy: WO 2016/202459
US 10,905,752	VEGFR-2 Targeting DNA Vaccine for Combination Therapy	US	16/06/2036	Granted
US 17/107,203	VEGFR-2 Targeting DNA Vaccine for Combination Therapy (CON)	US	16/06/2036	Pending
EP 3,310,379	VEGFR-2 Targeting DNA Vaccine for Combination Therapy	EP (BE, CH, DE, DK, ES, FR, GB, IE, IT, NL, PL, SE)	16/06/2036	Granted
EP 3,626,262	VEGFR-2 Targeting DNA Vaccine for Combination Therapy (DIV)	EP (CH, ES, GB, IE, NO, PL + Unitary Patent)	16/06/2036	Granted
JP 2017-565248	VEGFR-2 Targeting DNA Vaccine for Combination Therapy	Japan	16/06/2036	Granted
KR 10-2018-7001398	VEGFR-2 Targeting DNA Vaccine for Combination Therapy	Korea	16/06/2036	Under Examination
KR 10-2025-7001040	VEGFR-2 Targeting DNA Vaccine for Combination Therapy (DIV)	Korea	16/06/2036	Filed
CN 107995868	VEGFR-2 Targeting DNA Vaccine for Combination Therapy	China	16/06/2036	Granted
AU 2016278588	VEGFR-2 Targeting DNA Vaccine for Combination Therapy	Australia	16/06/2036	Granted
CA 2,989,247	VEGFR-2 Targeting DNA Vaccine for Combination Therapy	Canada	16/06/2036	Granted
IN 467201	VEGFR-2 Targeting DNA Vaccine for Combination Therapy	India	16/06/2036	Granted
HK 1252435	VEGFR-2 Targeting DNA Vaccine for Combination Therapy	Hong Kong	16/06/2036	Granted
HK 40026195	VEGFR-2 Targeting DNA Vaccine for Combination Therapy (DIV)	Hong Kong	16/06/2036	Granted
ZA 2017/08439	VEGFR-2 Targeting DNA Vaccine for Combination Therapy	South Africa	16/06/2036	Granted
Family 7 — VXM01 Tumor Expression: WO 2018/149982
US 10,980,868	Novel VEGFR-2 Targeting Immunotherapy Approach	US	16/02/2038	Granted
EP 18 704 568.7	Novel VEGFR-2 Targeting Immunotherapy Approach	EP	16/02/2038	Under Examination
JP 2019-544614	Novel VEGFR-2 Targeting Immunotherapy Approach	Japan	16/02/2038	Granted

Patent / Application No.	Title / Subject Matter	Territory	Expiry	Status
KR 10-2019-7026398	Novel VEGFR-2 Targeting Immunotherapy Approach	Korea	16/02/2038	Under Examination
KR 10-2024-7035606	Novel VEGFR-2 Targeting Immunotherapy Approach (DIV)	Korea	16/02/2038	Filed
CN 201880012318.8	Novel VEGFR-2 Targeting Immunotherapy Approach	China	16/02/2038	Under Examination
AU 2018222777	Novel VEGFR-2 Targeting Immunotherapy Approach	Australia	16/02/2038	Granted
ZA 2019/04883	Novel VEGFR-2 Targeting Immunotherapy Approach	South Africa	16/02/2038	Under Examination

In addition to the foregoing, the VXM01 IP Family includes all Know-How, regulatory filings, clinical trial data, biological materials, and other proprietary information relating to the VXM01 program in the possession or control of the Seller as of the Closing Date, whether or not separately listed herein.

SCHEDULE 2

ASSIGNED CONTRACTS

The following agreements are assigned to the Buyer pursuant to Section 2.1 of this Agreement, to the extent transferable and subject to the receipt of any required third-party consents:

Agreement	Counterparty	Date	Consent Required
Master Service Agreement, Contract no. B087 (Storage Cellbank, Storage DP)	Richter Biologics	01.03.2010	No clause found so consent is recommended

SCHEDULE 3

PAYMENT INSTRUCTIONS

All payments of the Purchase Price (whether the full outstanding balance on the Full Payment Due Date or any Partial Payments made prior thereto) by the Buyer to the Seller under Section 5 of this Agreement shall be made by wire transfer of immediately available funds to the following account, or to such other account as the Seller may specify in writing no later than ten (10) Business Days prior to the relevant payment date:

Bank Name: [●]

Bank Address: [●]

SWIFT/BIC: [●]

IBAN / Account Number: [●]

Account Name: VAXIMM AG

Reference: OSR Holdings APA – Purchase Price Payment

Each payment shall be made in United States Dollars (USD) and shall be free and clear of any bank charges or deductions, which shall be borne by the Buyer.